Exhibit 99.1
Contact:
Brent Turner
Executive Vice President,
Finance and Administration
(615) 312-5700
PSYCHIATRIC SOLUTIONS COMPLETES ACQUISITION OF
HORIZON HEALTH CORPORATION

Completes Cash Tender Offer for 10.625% Senior Subordinated Notes Due 2013

Increases Earnings Guidance
FRANKLIN, Tenn. (June 1, 2007) — Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) today announced that it has completed the acquisition of Horizon Health Corporation in a transaction valued at $426 million. The purchase price consisted of cash of $20 per share totaling $321 million and the repayment or assumption of Horizon’s outstanding debt. Horizon produced revenue of $297 million for the 12 month period ended February 28, 2007, primarily through the operation of 15 owned or leased inpatient behavioral health facilities with approximately 1,600 beds in 11 states.
     PSI financed the transaction and the cash tender of the 10.625% Senior Subordinated Notes due 2013 with an additional $225 million of borrowings under the term loan portion of its senior secured credit facilities, as well as the net proceeds of an offering of $250 million principal amount of Senior Subordinated Notes due 2015.
     Based on completing the Horizon transaction, PSI now expects its 2007 earnings per diluted share to be in a range of $1.44 to $1.47 excluding any one-time charges related to the tender of the 10.625% Senior Subordinated Notes. This increase reflects approximately $0.08 to $0.09 of accretion from the Horizon acquisition for the balance of 2007 offset by an approximate $0.05 increase in non-cash stock compensation expense and a higher diluted share count for 2007. PSI continues to expect the Horizon transaction to be accretive to its earnings per diluted share for the next 12 months by an amount in a range of $0.17 to $0.20. This updated guidance does not include the impact from any future acquisitions.
     Joey Jacobs, Chairman, President and Chief Executive Officer of PSI, remarked, “We are very pleased to have completed this transaction, which adds high-quality assets and employees to our operations. Consistent with our long-term record of successfully completing and integrating acquisitions, we see a significant, continuing opportunity to expand the market share and profitability of each of these facilities. We welcome the dedicated and skilled team members throughout Horizon to the PSI family.”
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PSYS Completes Acquisition of Horizon Health Corporation

June 1, 2007
     In addition to the updated guidance for 2007, PSI also is providing its earnings per share guidance and estimated diluted share count for each of the remaining quarters of 2007 as follows:

	Q2 2007	Q3 2007	Q4 2007	Full Year 2007
Earnings per diluted share	$0.34-0.35	$0.37-0.38	$0.40-0.41	$1.44-1.47
Diluted shares (in millions)	55.5	55.6	55.9	55.5
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI’s business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) PSI’s ability to successfully integrate the Horizon Health operations; (2) potential competition which alters or impedes PSI’s acquisition strategy by decreasing PSI’s ability to acquire additional inpatient facilities on favorable terms; (3) the ability of PSI to improve the operations of acquired inpatient facilities; (4) the ability to maintain favorable and continuing relationships with physicians who use PSI’s facilities; (5) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI’s acquisition strategy and capital expenditure needs; (6) risks inherent to the health care industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state health care programs or managed care companies and exposure to claims and legal actions by patients and others; and (7) PSI’s ability to comply with applicable licensure and accreditation requirements. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI’s filings with the Securities and Exchange Commission. PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.
     PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 90 owned or leased freestanding psychiatric inpatient facilities with approximately 10,000 beds in 31 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.
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